Exhibit 7.01

JOINT FILING AGREEMENT

This Agreement is made this  22nd day of April, 2010, by and among each of the undersigned.

WHEREAS, each of the undersigned is required to file an amendment to Schedule 13D with respect to ownership of securities in Station Casinos, Inc.;

NOW, THEREFORE, the undersigned agree to file only one amendment to Schedule 13D reflecting their combined beneficial ownership of securities in Station Casinos, Inc., and each of the undersigned hereby designates and appoints the other as his attorney-in-fact with full power of substitution for each of them, each acting singly, to sign, file and make any further amendments to such Schedule 13D.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first written above.

/s/ Frank J. Fertitta III
Frank J. Fertitta III

/s/ Lorenzo J. Fertitta
Lorenzo J. Fertitta

FCP VOTECO, LLC

By:	/s/ Thomas J. Barrack, Jr.
Name: Thomas J. Barrack, Jr.
Title: Co-President

/s/ Thomas J. Barrack, Jr.
Thomas J. Barrack, Jr.

[Signature Page to Joint Filing Agreement]